Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-2 of Hercules Technology Growth Capital, Inc. of our report dated March 2, 2015 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting and our report dated March 24, 2015 relating to the senior securities table of Hercules Technology Growth Capital, Inc. that appear in such Registration Statement. We also consent to the references to us under the headings “Experts,” “Selected Consolidated Financial Data,” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

September 28, 2015